Exhibit 4.3

FORTIETH SUPPLEMENTAL INDENTURE

THIS FORTIETH SUPPLEMENTAL INDENTURE, dated as of August 24, 2026 (this “Supplemental Indenture”), is between MPLX LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Partnership”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, pursuant to the Senior Indenture, dated as of February 12, 2015 (the “Base Indenture” and, as amended and supplemented to the date hereof, the “Indenture”), between the Partnership and the Trustee, the Partnership may from time to time issue and sell Debt Securities in one or more series;

WHEREAS, the Partnership desires to create and authorize a new series of Debt Securities entitled “5.500% Senior Notes due 2036” (the “Notes”), limited initially to $500,000,000 in aggregate principal amount, and to provide the terms and conditions upon which the Notes are to be executed, registered, authenticated, issued and delivered, the Partnership has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Notes are a series of Debt Securities and are being issued under the Indenture, as supplemented by this Supplemental Indenture, and are subject to the terms contained therein and herein;

WHEREAS, the Notes are to be substantially in the form attached hereto as Exhibit A; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Partnership and authenticated and delivered by or on behalf of the Trustee as provided in the Indenture and this Supplemental Indenture, the valid, binding and legal obligations of the Partnership, and to make this Supplemental Indenture a legal, binding and enforceable agreement, have been done and performed.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Notes are executed, registered, authenticated, issued and delivered, and in consideration of the foregoing premises and the purchase of such Notes by the Holders thereof, the Partnership and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Notes, as follows:

Section 1. Definitions. Terms used in this Supplemental Indenture and not defined herein shall have the respective meanings given such terms in the Indenture.

Section 2. Other Definitions. In addition, the following terms shall have the following meanings with respect to the Notes:

“Board Resolution” means a copy of a resolution or resolutions of the Board of Directors or an authorized committee or subcommittee thereof, certified by the Secretary or an Assistant Secretary of the General Partner to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Consolidated Net Tangible Assets” means the aggregate value of all assets of the Partnership and its Subsidiaries after deducting therefrom: (i) all current liabilities, excluding all short-term indebtedness and the current portion of long-term indebtedness; (ii) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and (iii) all goodwill, patents and trademarks, unamortized debt discounts and other similar intangibles (all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with the Partnership’s most recent audited consolidated financial statements).

“Interest Payment Date,” when used with respect to any installment of interest on any Debt Security, means the date specified in such Debt Security as the fixed date on which such installment of interest is due and payable.

“Mortgage” means as the context may require, (i) to mortgage, pledge, encumber or subject to a lien or (ii) a mortgage, pledge, encumbrance or lien.

“Predecessor Security” of any particular Debt Security means every previous Debt Security evidencing all or a portion of the same debt as that evidenced by such particular Debt Security; and, for the purposes of this definition, any Debt Security authenticated and delivered under Section 2.09 of the Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Debt Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Debt Security.

“Regular Record Date” for the interest payable on any Interest Payment Date on the Debt Securities means the date specified for that purpose as contemplated by Section 2.03 of the Indenture.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.17 of the Indenture.

Section 3. Creation and Authorization of Series.

(a) There is hereby created and authorized the following new series of Debt Securities to be issued under the Indenture, to be designated as the “5.500% Senior Notes due 2036.”

(b) The Notes shall be limited initially to $500,000,000 in aggregate principal amount. Notwithstanding the foregoing initial aggregate principal amount, the Partnership may, from time to time, without notice to or consent of the Holders of the Notes, increase the principal amount of the Notes that may be issued under this Supplemental Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same terms and conditions other than the public offering price, original interest accrual date and initial interest payment date, and the same CUSIP numbers as the applicable series of Notes previously issued, will be fungible with the applicable series of Notes previously issued for U.S. federal income tax purposes, and will carry the same right to receive accrued and unpaid interest as the Notes previously issued, and such additional notes will form a single series with the Notes of such series previously issued, including, without limitation, for purposes of waivers, amendments, redemptions and, if any, offers to purchase, and will rank equally and ratably with the Notes of such series previously issued.

(c) The date on which the principal is payable on the Notes, unless accelerated pursuant to the Indenture, shall be as provided in the form of security attached hereto as Exhibit A.

(d) The Notes shall bear interest as provided in the form of security attached hereto as Exhibit A. The Interest Payment Dates and the Regular Record Dates for the determination of Holders of the Notes to whom such interest is payable shall be as provided in the form of security attached hereto as Exhibit A.

(e) The Notes shall be redeemable at the option of the Partnership as set forth in the form of security attached hereto as Exhibit A.

(f) For purposes of this Note only, Section 3.02 of the Base Indenture (Notice of Redemption; Selection of Debt Securities) is hereby amended to replace the number 30 with the number 10 in the first sentence of Section 3.02 of the Base Indenture.

(g) The provisions of Sections 3.04 and 3.05 of the Indenture shall not be applicable to the Notes.

(h) The Notes will be issued only in fully registered form, without coupons, in denominations provided herein and in the form of security attached hereto as Exhibit A.

(i) The Events of Default and covenants specified in the Indenture will apply to the Notes.

(j) For purposes of the provisions set forth in Sections 10.01 and 10.02 of the Indenture, “substantially all of the assets” shall mean, at any date, a portion of the non-current assets reflected in the Partnership’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least sixty-six and two-thirds percent (66 2/3%) of the total reported value of such assets.

(k) The defeasance and covenant defeasance provisions of Article XI of the Indenture, including both Sections 11.02 and 11.03 of the Indenture, will apply to the Notes.

(l) The Notes shall be issued in the form of one or more Global Debt Securities substantially in the form of security attached hereto as Exhibit A. The Partnership initially appoints The Depository Trust Company to act as Depositary with respect to the Notes. Additional provisions applicable to the Notes issued in the form of a Global Security are set forth in the form of security attached hereto as Exhibit A.

(m) The Notes shall be issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(n) The Trustee will initially act as the Registrar for the Notes and as the paying agent with respect to the Notes. The Place of Payment will be The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286 or such other address the Trustee may designate.

(o) Except as otherwise set forth herein and in the Notes, the terms of the Notes shall be as set forth in the Indenture, including those made part of the Indenture by reference to the TIA.

Section 4. Additional Covenants. In addition to the covenants set forth in Article IV of the Indenture, the following additional covenants shall apply with respect to the Notes:

Section 4.10 Mortgage of Certain Property.

If the Partnership or any Subsidiary of the Partnership shall Mortgage as security for any indebtedness for money borrowed any pipeline, terminal or other logistics or storage property or asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, natural gas, condensate or refined products that (i) is located in the United States and (ii) is determined to be a principal property by the Board of Directors in its discretion, the Partnership will secure, or will cause such Subsidiary to secure, the Notes and all other Debt Securities equally and ratably with all indebtedness or obligations secured by the Mortgage then being given; provided, however, that this covenant shall not apply in the case of:

(1)	any Mortgage existing on February 12, 2015 (whether or not such Mortgage includes an after-acquired property provision);

(2)

any Mortgage, including a purchase money Mortgage, incurred in connection with the acquisition or construction of any property (for purposes hereof, the creation of any Mortgage within one hundred eighty (180) days after the acquisition or completion of construction of such property shall be deemed to be incurred in connection with the acquisition of such property), the assumption of any Mortgage previously existing on such acquired property or any Mortgage existing on the property of any entity when such entity becomes a Subsidiary of the Partnership;

(3)

any Mortgage on such property in favor of the United States of America, any State, or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress, advance or other payments to the Partnership or any Subsidiary of the Partnership pursuant to the provisions of any contract or any statute;

(4)

any Mortgage on such property in favor of the United States of America, any State, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings by the Partnership or any Subsidiary of the Partnership for the purchase or construction of the property Mortgaged;

(5)

any Mortgage on any principal property arising in connection with or to secure all or any part of the cost of the repair, construction, improvement or alteration of such principal property or any portion thereof;

(6)	any Mortgage on any movable railway, marine or automotive equipment or office building, any of which is located at or on any such principal property;

(7)	any Mortgage on any equipment or other personal property used in connection with any such principal property;

(8)	any Mortgage on any such principal property arising in connection with the sale of accounts receivable; or

(9)	any Mortgage that is a renewal of or substitution for any Mortgage permitted under any of the preceding clauses.

Notwithstanding the foregoing restriction contained in this Section 4.10, the Partnership may, and may permit its Subsidiaries to, incur liens or grant Mortgages on property covered by the restriction above so long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leasebacks contained in Section 4.11, does not, at the time such lien or Mortgage is granted, exceed fifteen percent (15%) of Consolidated Net Tangible Assets.

Section 4.11 Sale and Leaseback of Certain Properties.

The Partnership will not, nor will it permit any Subsidiary of the Partnership to, sell or transfer any pipeline, terminal or other logistics or storage property or asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, natural gas, condensate or refined products that (i) is located in the United States and (ii) is determined to be a principal property by the Board of Directors in its discretion, with the intention of taking back a lease of such property; provided, however, this covenant shall not apply if:

(1)	the lease is between the Partnership and a Subsidiary or between Subsidiaries;

(2)	the lease is for a temporary period by the end of which it is intended that the use of such property by the lessee will be discontinued;

(3)	the Partnership or a Subsidiary of the Partnership could, in accordance with Section 4.10, Mortgage such property without equally and ratably securing the Notes and other series of Debt Securities; or

(4)	(A) the Partnership promptly informs the Trustee of such sale,

(B)	the net proceeds of such sale are at least equal to the fair value (as evidenced by a Board Resolution) of such property; and

(C)

the Partnership shall, and in any such case the Partnership covenants that it will, within one hundred and eighty (180) days after such sale, apply an amount equal to the net proceeds of such sale to the retirement of debt of the Partnership, or of a Subsidiary of the Partnership in the case of property of such Subsidiary, maturing, by its terms more than one (1) year after the date on which it was originally incurred (herein called “funded debt”); provided that the amount to be applied to the retirement of funded debt of the Partnership or of a Subsidiary of the Partnership shall be reduced by the amount below if, within seventy-five (75) days after such sale, the Partnership shall deliver to the Trustee an Officer’s Certificate

(i)	stating that on a specified date after such sale the Partnership or a Subsidiary of the Partnership, as the case may be, voluntarily retired a specified principal amount of funded debt,

(ii)

stating that such retirement was not effected by payment at maturity or pursuant to any applicable mandatory sinking fund or prepayment provision (other than provisions requiring retirement of any funded debt of the Partnership or a Subsidiary of the Partnership, as the case may be, under the circumstances referred to in this Section 4.11), and

(iii)

stating the then optional redemption or prepayment price applicable to the funded debt so retired or, if there is no such price applicable, the amount applied by the Partnership or a Subsidiary of the Partnership, as the case may be, to the retirement of such funded debt.

In the event of such a sale or transfer, the Partnership shall deliver to the Trustee the Board Resolution referred to in the parenthetical phrase contained in subclause (4)(B) of this Section 4.11 and an Officer’s Certificate setting forth all material facts under this Section 4.11. For the purposes of this Section 4.11, the term “retirement” of such funded debt shall include the “in substance defeasance” of such funded debt in accordance with then applicable accounting rules.

Section 5. Effect of Supplemental Indenture. The provisions of this Supplemental Indenture are intended to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Supplemental Indenture.

Section 6. Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without giving effect to any principles of conflicts of laws thereunder to the extent the application of the laws of another jurisdiction would be required thereby.

Section 7. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals and statements contained herein shall be taken as statements of the Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes other than with respect to the Trustee’s authentication. The Trustee shall not be accountable for the use or application by the Partnership of the Notes or the proceeds thereof.

Section 8. Conflict with TIA. If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 9. Counterparts; Electronic Signature. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Indenture, this Supplemental Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by the Indenture, this Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture, this Supplemental Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 10. Sanctions. The Partnership covenants and represents to the Trustee that neither the Partnership nor any of the Partnership’s subsidiaries, or to the Partnership’s knowledge, any director, officer, employee, agent, affiliate or representative of the Partnership or any of the Partnership’s subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)	the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)

located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea region of Ukraine and other Covered Regions (as defined in the Executive Order 14065) of Ukraine identified pursuant to the Executive Order 14065, Cuba, Iran and North Korea).

(b) The Partnership will not, directly or indirectly, use any payments made pursuant to this Supplemental Indenture, or lend, contribute or otherwise make available such payments to any subsidiary, joint venture partner or other Person:

(A)	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

Section 11. Electronic Means. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Supplemental Indenture, the Notes and related financing documents and delivered using email, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder (collectively, the “Electronic Means”); provided, however, that the Partnership shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Partnership whenever a person is to be added or deleted from the listing. If the Partnership elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Partnership understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Partnership shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Partnership and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Partnership. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Partnership agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Partnership; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MPLX LP

By: MPLX GP LLC, its General Partner

By:	/s/ Kristina A. Kazarian
Name: Kristina A. Kazarian
Title: Vice President of Finance and Treasurer

[Signature Page to Fortieth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Terence Rawlins
Name: Terence Rawlins
Title: Vice President

[Signature Page to Fortieth Supplemental Indenture]

Exhibit A

MPLX LP

5.500% Senior Notes due 2036

No.	$[●] CUSIP No. 55336V CJ7

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

MPLX LP, a limited partnership duly formed and existing under the laws of the State of Delaware (herein called the “Partnership,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [●] ($[●]), or such greater or lesser amount as indicated on the Schedule of Increases or Decreases in the Principal Amount of Securities attached hereto, on November 1, 2036, and to pay interest thereon from August 24, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 1 and November 1 in each year commencing May 1, 2027, at the rate of 5.500% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Debt Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities of this series may be listed, and upon such notice as may be required by such exchange all as more fully provided in said Indenture. If an Interest Payment Date, a Stated Maturity or a Redemption Date with respect to this Security falls on a day that is not a Business Day, the payment will be made on the next Business Day and no interest will accrue for the period from and after such Interest Payment Date, Stated Maturity or Redemption Date.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Partnership maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that (1) payments on any Global Security shall be made by electronic (same-day) funds transfer to the Depositary and (2) at the option of the Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register or by electronic funds transfer to an account maintained by the Person entitled thereto as specified in the Debt Security Register, provided that such Person shall have given the Trustee written instructions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, or, for purposes of this Debt Security only, by Adobe Sign or DocuSign, or such other digital signature or electronic platform or method as specified in writing by email to the Partnership (or to its counsel) by the Trustee (or its counsel), this Debt Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Partnership has caused this instrument to be duly executed.

Dated:

MPLX LP

By:	MPLX GP LLC, its General Partner

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

MPLX LP

5.500% Senior Notes due 2036

This Security is one of a duly authorized issue of Debt Securities of the Partnership (herein called the “Securities”), issued and to be issued in one or more series under a Senior Indenture, dated as of February 12, 2015, as amended or supplemented to date, including as supplemented and amended by the Fortieth Supplemental Indenture, dated as of August 24, 2026 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Partnership, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $500,000,000.

Prior to August 1, 2036, the Partnership may redeem the Securities at its option, in whole, at any time, or in part, from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed discounted to the Redemption Date (assuming such Securities matured on August 1, 2036) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less interest accrued to the Redemption Date, and (2) 100% of the principal amount of such Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after August 1, 2036, the Partnership may redeem the Securities in whole, at any time, or in part, from time to time, at a redemption price equal to 100% of the principal amount of such Securities to be redeemed plus accrued and unpaid interest thereon to the Redemption Date.

For purposes of the redemption provisions of the Securities, the following terms are applicable:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York or any “Place of Payment,” which the Indenture defines to mean the place or places, if any, in addition to or instead of the Corporate Trust Office of the Trustee, where the principal of, and premium, if any, and interest on the Securities will be payable, are authorized or obligated by law, regulation or executive order to close.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Partnership in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Partnership after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Partnership shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to August 1, 2036 (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to August 1, 2036 on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Partnership shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, August 1, 2036. If there is no United States Treasury security maturing on August 1, 2036 but there are two or more United States Treasury securities with a maturity date equally distant from August 1, 2036, one with a maturity date preceding August 1, 2036 and one with a maturity date following August 1, 2036, the Partnership shall select the United States Treasury security with a maturity date preceding August 1, 2036. If there are two or more United States Treasury securities maturing on August 1, 2036 or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Partnership shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

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The Partnership’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Partnership will notify the Trustee of the redemption price promptly after the calculation thereof and the Trustee shall not be responsible or liable for any calculation of the redemption price or of any component thereof, or for determining whether manifest error has occurred.

Unless the Partnership defaults in payment of the redemption price, on or after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption. Notice of any redemption may, in the Partnership’s discretion, be subject to the satisfaction of one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the Partnership may delay the Redemption Date until such time as any or all such conditions shall be satisfied, and any related redemption notice may be rescinded, in which case such redemption shall not occur, in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 but not more than 60 days before the Redemption Date to each Holder of record of the Securities to be redeemed.

In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. Except in the case of global notes, a new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the Holder of the Security upon surrender for cancellation of the original note. In the case of the global notes, The Depository Trust Corporation, “DTC,” or its nominee, will determine the allocation of the redemption price among beneficial owners in such global note in accordance with the policies and procedures of the depositary.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or of certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture contains provisions permitting the Partnership and the Trustee to modify the Indenture or any supplemental indenture without the consent of the Holders for one or more of the following purposes: (1) to evidence the succession of another Person to the Partnership; (2) to surrender any right or power conferred by the Indenture, to add to the covenants for the protection of the Holders of the Securities or to add additional defaults or events of default; (3) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders; (4) to permit qualification of the Indenture or any supplemental indenture

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under the TIA; (5) to permit or facilitate the issuance of Debt Securities of any series in uncertificated form; (6) to secure any or all Debt Securities; (7) to make any change that does not adversely affect the rights of any Holder; (8) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more Debt Securities, under certain conditions specified therein; (9) to evidence and provide acceptance of appointment thereunder by a successor or separate Trustee and to add to or change the provisions under the Indenture as necessary; and (10) to establish the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture.

The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Partnership and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Partnership and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Partnership with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any action or proceeding with respect to the Indenture or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in aggregate principal amount of the Securities then Outstanding shall have made written request to the Trustee to institute an action or proceeding in respect of such Event of Default as Trustee and offered the Trustee indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Securities then Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the

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Partnership in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Partnership and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but, subject to any applicable provisions of the Indenture, the Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Partnership, the Trustee and any agent of the Partnership or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Partnership, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

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FORM OF ASSIGNMENT

ABBREVIATIONS

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s),

assign(s) and transfer(s) unto

Please insert Social Security or

other identifying number of assignee

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing _____________________ attorney to transfer said Security on the books of the Partnership, with full power of substitution in the premises.

Dated:

Notice: This signature to the assignment must correspond with the name as written on the face of the within instrument in every particular, without alteration or enlargement, or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN THE PRINCIPAL AMOUNT OF SECURITIES

The original principal amount of this Security is [•] U.S. Dollars ($[•]). The following increases or decreases in the principal amount of this Security have been made:

Date of increase or decrease	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Depositary